SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                    ----------------------------------


                                 FORM 8-A
             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                         ACME ELECTRIC CORPORATION

          (Exact name of registrant as specified in its charter)


          New York                           16-0324980
(State of incorporation or              (I.R.S. Employer Identification
 organization)                           Number)


     400 Quaker Road
     East Aurora, New York                        14052
(Address of principal executive office)         (zip code)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                   None.

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                            TITLE OF EACH CLASS
                            TO BE SO REGISTERED

                      Common Stock ($1.00 par value)

                           Share Purchase Rights

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Common Stock. The following is a brief description of the Common Stock of the Registrant and is qualified in its entirety by reference to the Registrant's Certificate of Incorporation, as amended ("Certificate of Incorporation"), and By-Laws, as amended ("By-Laws").

     Under the Certificate of Incorporation, the Registrant is authorized to issue 8,000,000 shares of Common Stock, par value of $1.00 per share.

     Subject to the preferential rights of any other shares or series of stock that may be outstanding, holders of issued and outstanding shares of Common Stock are entitled to dividends, payable in cash, stock or otherwise, as may be determined by the Board of Directors, from time to time, out of funds legally availably therefor and to share ratably in the assets of the Registrant legally available for distribution to stockholders in the event of the liquidation, dissolution or winding up of the affairs of the Registrant. All shares of common stock that are outstanding are fully paid and non-assessable.

     Holders of Common Stock have no preemptive rights to purchase any securities that the Registrant may hereafter issue and the Common Stock is not subject to any conversion rights, redemption provisions or sinking fund provisions.

     Except as otherwise may be required by law, the holder of Common Stock is entitled to one vote per share for each share held of record for the election of directors and all other matters presented to stockholders of the Registrant. Except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock possess the exclusive voting power. There is no provision for cumulative voting.

     The Certificate of Incorporation requires, in general, the approval of the holders of at least 80% of the voting power of the then outstanding capital stock of Registrant entitled to vote generally in the election of directors ("Voting Stock") as a condition for a merger and certain other business combinations with any beneficial owner of more than 10% of the voting power of the outstanding Voting Stock unless (i) the transaction is approved by at least a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (ii) certain minimum price, form of consideration and procedural requirements are met. Amendment or repeal of this provision or the adoption of any provision inconsistent therewith would require the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock unless the proposed amendment or repeal or the adoption of the inconsistent provision were approved by a majority of the Disinterested Directors, in which case only such affirmative vote as is required by law or any other provisions of the Certificate of Incorporation would be necessary. The effect of these provisions may be to deter a change in control of the Registrant.

     Registrant has a stockholders rights plan designed to protect stockholders from unfair efforts to acquire control of the Registrant. Pursuant to a Rights Agreement between Registrant and American Stock Transfer and Trust Company, there is attached to each share of Common Stock a one-half Share Purchase Rights. Each full Share Purchase Right entitles the holder to purchase a share of Common Stock at a purchase price of $50 per share, subject to adjustment. Following certain Triggering Events (as defined in the Rights Agreement) each holder of a Right generally will have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right. Consequently, the Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Registrant on terms not approved by the Registrant's Board of Directors. The Rights expire on November 6, 2003, unless earlier redeemed by the Registrant.

     Share Purchase Rights.  The description of Registrant's
Share Purchase Rights set forth in Registrant's Registration
Statement on Form 8-A filed on November 15, 1993 is incorporated herein by reference.

ITEM 2.  EXHIBITS.

     1.   Certificate of Incorporation of Registrant, as amended
          (filed as Exhibit (3a) to Registrant's Annual Report on
          Form 10-K for the fiscal year ended June 30, 1989 and incorporated herein by reference).

     2.   By-Laws of Registrant, as amended (filed as Exhibit
          (3b) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1990 and incorporated herein by reference).

     3.   Form of Common Stock certificate.

     4.   Rights Agreement between Registrant and American Stock
          Transfer and Trust Company dated as of November 9, 1993
          (filed as Exhibit 1 to Registrant's Registration
          Statement on Form 8-A filed on November 15, 1993 and incorporated herein by reference).

                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   ACME ELECTRIC CORPORATION


Dated:  September 27, 1999         By  /S/ Robert J. McKenna
                                     _________________________
                                     Robert J. McKenna
                                     Chairman, President and
                                     Chief Executive Officer

                                                  Exhibit 3

NUMBER         COMMON SHARES                         SHARES
NU 33001
                                             SEE REVERSE FOR
                                             CERTAIN DEFINITIONS

      INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK
                    ACME ELECTRIC CORPORATION

THIS CERTIFIES THAT                          CUSIP 004644 10 0

[blank certificate]

IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE COMMON SHARES OF THE PAR VALUE OF
$1 PER SHARE OF

ACME ELECTRIC CORPORATION (hereinafter called the "Corporation") transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to the provisions of the Certificate of Incorporation and all amendments thereto (copies of which are on file in the office of the Transfer Agent) To all of which the holder hereof by acceptance hereof expressly asserts. This certificate is not valid unless countersigned on behalf of the Corporation by its Transfer Agent and registered by the Registrar.

     IN WITNESS WHEREOF, the Corporation has issued this certificate to be signed in its corporate name by its duly authorized offices by the use of their facsimile signatures and its facsimile seal ______ hereunto affixed.

Dated:                                  ACME ELECTRIC CORPORATION

ACME ELECTRIC CORPORATION
    CORPORATE SEAL                      _________________________
       19__
     NEW YORK
                                        _________________________
                                                        Secretary
COUNTERSIGNED AND REGISTERED:
   AMERICAN STOCK TRANSFER & TRUST COMPANY
          (New York)          TRANSFER AGENT
                               AND REGISTRAR

                         AUTHORIZED OFFICER

                    ACME ELECTRIC CORPORATION

     UPON REQUEST AND WITHOUT CHARGE, THE CORPORATION WILL FURNISH TO ANY SHAREHOLDER A FULL STATEMENT OF THE DESIGNATION, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF THE SHARES OF EACH CLASS OF STOCK AUTHORIZED TO BE ISSUED AND, AS TO ANY CLASS OF PREFERENCE SHARES AUTHORIZED TO BE ISSUED IN SERIES, THE DESIGNATION, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF EACH SUCH SERIES SO FAR AS THE SAME HAVE BEEN FIXED AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DESIGNATE AND FIX THE RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF OTHER SERIES OF EACH SUCH CLASS.

The Certificate of Incorporation of the Corporation contains provisions for greater-than-statutory requirements as to vote of the shareholders and Directors under certain circumstances. A copy of the Certificate of Incorporation may be examined at the office of the Corporation, at the office of the Transfer Agent for the Corporation's common stock and at the office of the Registrar for the Corporation's common stock.

     The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

     TEN COM -- as tenants in common
     TEN ENT -- as tenants by the entireties
     JT TEN  -- as joint tenants with right of
                survivorship and not as tenants
                in common
     UNIF GIFT MIN ACT -- _________ Custodian __________
                           (Cust)              (Minor)
                         under Uniform Gifts to Minors
                         Act __________________________
                                     (State)

           Additional abbreviations may also be used though not in the above list.

     FOR VALUE RECEIVED, _________________ hereby sell, assign and transfer unto

   PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
______________________

_________________________________________________________________
    (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE)

_________________________________________________________________

_________________________________________________________________

__________________________________________________________ Shares
represented by the within Certificate, and do hereby irrevocably constitute and appoint _________________________________________
Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated_______________________

                         ________________________________________
                         NOTICE.  The signature to this
                         assignment must correspond with the name as written upon the face of the certificate in every particular without alteration or enlargement or any change whatever.

     This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Acme Electric Corporation (the "Company") and American Stock Transfer and Trust Company (the "Rights Agent") dated as of November 8, 1993 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.